EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Lowe’s Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $4,733,685,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Debt	4.400% Notes due 2025	457	(r)	$1,000,000,000	99.975%	$999,750,000	$ $	92.70 per 1 million	$92,676.83
Fees to Be Paid	Debt	5.000% Notes due 2033	457	(r)	$1,250,000,000	99.748%	$1,246,850,000	$ $	92.70 per 1 million	$115,583.00
Fees to Be Paid	Debt	5.625% Notes due 2053	457	(r)	$1,500,000,000	99.643%	$1,494,645,000	$ $	92.70 per 1 million	$138,553.59
Fees to Be Paid	Debt	5.800% Notes due 2062	457	(r)	$1,000,000,000	99.244%	$992,440,000	$ $	92.70 per 1 million	$91,999.19
TOTAL	—	—	—		$4,750,000,000	—	$4,733,685,000		—	$438,812.61

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